Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of PokerTek, Inc. (a corporation in the development stage) on Form S-8 (File No. 333-129181) of our report dated January 20, 2006, included in this Annual Report on Form 10-K for the year ended December 31, 2005, on the balance sheets of PokerTek, Inc. as of December 31, 2005 and 2004, and the related statements of operations, shareholder’s equity (deficit) and cash flows for the years ended December 31, 2005 and December 31, 2004 and the period from August 22, 2003 (date of inception) to December 31, 2003.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
March 16, 2006